EXHIBIT 10.17


 March 21, 2005
                            LETTER LOAN AGREEMENT
                            ---------------------

 Mr. Brad Jacoby
 Best Circuit Boards, Inc.
 901 Hensley Drive
 Wylie, TX  75098

 Dear Mr. Jacoby:

 Compass Bank, a bank chartered under the laws of the State of Alabama ("Bank") is pleased to advise you that it has approved a credit facility for Best Circuit Boards, Inc. ("Borrower") subject to the terms and conditions described in this agreement as follows:

 1.   Amount of Credit:  up to $2,000,000.00 revolving loan
      Borrower subject to terms of this agreement pursuant to promissory notes ("Note") of even date herewth executed by Borrower payable to the order of Bank secured by the Collateral as described in Section 5 (and as described and defined in the Security Agreement).

 2.   "Borrowing Base" - Formula and Definition:
      Revolving credit advances shall be up to the sum of 80% of Eligible Accounts Receivable and 50% of Eligible Inventory.

      Eligible Accounts Receivable shall be defined so as to exclude accounts receivable which are not acceptable to Compass, in its sole discretion, for one of more of a variety of reasons including, without limitation, by reason that such accounts receivable are: (i) Reserve for Cross Aging, Contra, Cash, & Employees (ii) 90 days or greater from invoice date, (iii) Credit Balances in past due columns (iv) are due from an account debtor in which more than 10% of the total amount owed from such account debtor remains unpaid after 90 days from invoice date,
      (v) are foreign receivables not supported by letters of credit or receivable insurance acceptable to Compass, (vi) owed by affiliates, subsidiaries or other related entities, (vii) subject to offset, (viii) it is an account owed by an account debtor whose aggregate account balance exceeds twenty-five percent (25%) of the total value of borrower's total accounts. The balance in excess of the aforementioned 25% will be deemed an ineligible receivable. Compass will review exceptions to the 25% threshold for inclusion in the borrowing base.
      Or (ix) otherwise unacceptable to Compass for one or more reasons to be detailed in the Loan Documents.

      Eligible Inventory shall be defined so as to exclude inventory that is not acceptable to Bank, in its sole discretion, for one or more reasons including, without limitation, by reason that such inventory is:
      (i) work-in-process, (ii) in transit, (iii) on consignment, (iv) packaging/supplies, (v) obsolete, (vi) slow-moving (defined as and item, type or class of inventory which turns less than once each 365 days), (vii) defective, (viii) otherwise unacceptable to Bank for one or more reasons as detailed in the loan documents.

 3.   "Maturity Date":
      October 31, 2006

 4.   Payment Terms:
      Interest due and payable monthly as it accrues.   Principal is due on
      or before the Maturity Date.

 5.   "Collateral":
      A first and prior security interest in all of Borrower's accounts and contract rights, including all accounts receivable (including insurance proceeds and tax refunds) and products thereof, whether now owned or hereafter acquired and all cash, notes, drafts, acceptances, instruments, chattel paper and other proceeds arising therefrom, and all returned and repossessed goods arising from or relating to any such accounts, and all products and proceeds thereof.

      A first and prior security interest in all of Borrower's inventory, held for resale or furnished or to be furnished under contracts for service or used or consumed in Borrower's trade or business and all additions and accessions thereto and all documents of title evidencing or representing any part thereof, and all products and proceeds thereof.

      A security interest in the Collateral shall be granted pursuant to one or more Security Agreements ("Security Agreement" whether one or more) of even date herewith between Borrower and Bank. The Security Agreement shall define and describe the Collateral.

 6.   Advances:
      Each advance requested shall be accompanied by signed request from a properly designated representative of borrower along with the various supporting documentation deemed necessary by Bank in its sole discretion. No advances shall be made subsequent to the occurrence of an Event of Default unless such Event of Default is waived in writing by Bank.

 7.   "Loan Documents":

       (i)  The Letter Loan Agreement ("Agreement")
      (ii)  Note.
     (iii) Financing statements on Form UCC-1 perfecting the security interest in the Collateral.
            (iv) Security Agreement(s).
       (v) Corporate Resolution of Borrower's Board of Directors and Incumbency Certificate setting forth, in a form and substance acceptable to Bank, in its sole discretion, the resolutions authorizing the borrowing transaction described herein and designating the individuals and officers that may execute documents in the name of Borrower.
      (vi) The limited guaranty of Brad Jacoby evidencing that up to one million dollars of Borrower's indebtedness to Bank is guaranteed. Such guarantee will reduce to zero when the Debt to Tangible Net Worth ratio of the company is less than or equal to 1 : 1.
     (vii)  Notice of Final Agreement form.
     (viii) Such other documents as Bank may require to evidence, document and secure the transactions described herein.

 8.   Additional Covenants:

      Borrower shall maintain a "debt to tangible net worth ratio" no greater than 2.25:1, tested quarterly.

      "Debt to tangible net worth ratio" is defined as total liabilities of Borrower less any shareholder loans if subordinated to the Bank divided by Borrower's tangible net worth.

      Borrower shall maintain a "coverage ratio" of at least 1.25:1, tested quarterly calculated from four rolling quarter's financials.

      "Coverage Ratio" is defined as Net Income, plus interest expense, plus depreciation, less distributions, divided by principal and interest payments. Calculation based upon the financial statements of Best Circuit Boards, Inc.

      All financial and accounting terms and definitions used herein shall mean as calculated and defined in accordance with generally accepted accounting principles consistently applied.

      Borrower will maintain, with financially sound, reputable insurance companies, insurance of the kinds, (including liability insurance) covering the risks and in the relative proportionate amounts, usually carried by companies engaged in businesses similar to that of Borrower, naming Bank as loss payee, and shall deliver to Bank evidence of the maintenance of such insurance.

      Borrower will promptly pay all lawful claims, whether for labor, materials or otherwise, which might or could, if unpaid, become a lien or charge on any property or assets of Borrower, unless and to the extent only that the same are being contested in good faith by appropriate proceedings and reserves deemed adequate by Bank have been established therefor.

      Borrower will comply with all rules, regulations and laws of and by all government authorities including (without restriction) all applicable environmental and worker safety laws.

 9.   "Events of Default":

      (a) Failure to pay any of the principal or interest on the Note when due.
      (b) Failure to observe or perform any of the covenants or agreements contained herein, in the Note, in any Security Agreement or in any of the other Loan Documents.
      (c)  Death of Guarantor.
      (d)  Default under any other Loan or Credit Agreement.
      (e)  A filing of bankruptcy, either voluntary or involuntary.
      (f)  The occurrence of any event of default (however denominated)
           under any Security Agreement or any other Loan Document.
      (g)  The determination by Bank, in the exercise of its reasonable judgment, that a material adverse change has occurred in the Borrower's financial condition.

 10.  Occurrence of Event of Default:

      Upon the occurrence of any Event of Default, Bank may, at its option, declare the unpaid principal of and accrued interest on the Note to be immediately due and payable without notice of any kind (including, without limitation, notice of intent to accelerate and notice of acceleration) whereupon the same shall forthwith become due and payable. Bank may thereupon enforce payment of the Note and pursue any rights and remedies provided in the Security Agreement or other Loan Documents or otherwise available at law.

 11.  Conditions Precedent:

      Prior to the initial advance under the Note, Borrower is to provide Bank with the following, each to be in form and substance acceptable to Bank in its sole discretion:
      1. Current evidence of corporate existence and good standing of Borrower and corporate Guarantor from the appropriate state official.
      2. Evidence of a first and prior security interest in the Collateral in favor of Bank.
      3.   Execution and delivery of the Loan Documents.

 12. So long as any indebtedness is outstanding under the Note, Borrower and Guarantor agree to:

      1. Borrower to furnish to Bank monthly, on or before 20 days after month end a "Borrowing Base Certificate and Compliance Covenant Report" (see attached exhibit A) accompanied by complete Accounts Receivable aging report and complete inventory listing.

      2. Borrower to furnish to Bank quarterly, on or before 30 days after quarter end, internally prepared Balance Sheet and Profit and Loss Statement. Receipt of the borrower's SEC 8-K filing will also be acceptable.

      3. Borrower to furnish to Bank annually, on or before 90 days after the close of each fiscal year the annual CPA prepared Audit report including all notes thereto for such fiscal year. These statements shall fairly present the financial condition of the Borrower and shall be prepared by an independent certified public accountant acceptable to Bank in its sole discretion.

      4. Borrower and Guarantor to furnish to Bank copies of their annual tax returns within 15 days of filing.

      5. Guarantor to furnish to Bank annually, on or before 15 days after the end of each fiscal year end (or the date of the last preceding financial statement submitted) a complete personal financial statement in a form acceptable to Bank

      6. From time to time, upon the request of Bank, execute and deliver to Bank any instrument, document, assignment or other writing which may be necessary or advisable in Bank's reasonable opinion to carry out the terms of this agreement or the other Loan Documents and to perfect Bank's security interest in the Collateral.


 Borrower agrees to pay and reimburse Bank for all reasonable costs and expenses, including reasonable attorney's fees, incurred by or on behalf of Bank in connection with the Loan Documents or the transaction described herein.

 This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including each transferee, assignee, endorser or holder of the Note, but Borrower may not assign this agreement or any of the other Loan Documents without the express prior written consent of Bank.

 This agreement shall remain in force for all renewals, extensions and modifications of the Note, if any, unless the agreement is modified or replaced in writing.

 This agreement and the other loan documents shall be governed by and construed in accordance with the applicable laws of the State of Texas and the United States of America from time to time in effect. This agreement and the other Loan Documents are performable in Dallas County, Texas, which shall be a proper place of venue for suit on or in respect of this agreement or the other Loan Documents. Texas Revised Civil Statutes Annotated,
 Article 5069-1.04, as amended, Chapter 15, which regulates certain revolving credit loan accounts and revolving tri-party accounts, shall not apply to this agreement, the Note or the other Loan Documents.

 Notwithstanding any provision to the contrary contained in this agreement, the Note or any of the other Loan Documents, it is expressly provided that in no case or event shall the aggregate of any amounts accrued or paid pursuant to this agreement, the Note or any of the other Loan Documents which under applicable laws are or may be deemed to constitute interest ever exceed the maximum nonusurious interest rate permitted by applicable Texas or federal laws, whichever permits the higher rate. In this connection, Borrower and Bank stipulate and agree that it is their common and overriding
 intent to contract in strict compliance with applicable usury laws.   In
 furtherance thereof, none of the terms of this agreement, the Note or any of the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the maximum nonusurious interest rate
 permitted by applicable laws.   Borrower shall never be liable for interest
 in excess of the maximum nonusurious interest rate permitted by applicable laws. If, for any reason whatever, such interest paid or received during the full term of this agreement, the Note or any of the other Loan Documents produces a rate that exceeds the maximum nonusurious interest rate permitted by applicable laws, Bank shall credit against the principal of such indebtedness (or, if such indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid to produce a rate equal to the maximum nonusurious interest rate permitted by applicable laws.

 All sums paid or agreed to be paid to Bank for the use, forbearance or detention of money shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the applicable indebtedness, so that the interest rate is uniform throughout the full term of such indebtedness. The provisions of this paragraph shall control all agreements, whether now or hereafter existing and whether written or oral, between Borrower and Bank.

 The terms and conditions of this agreement (in its entirety) shall survive the closing of the Loan Documents and shall evidence the Agreement between Borrower and Bank. In the event of conflict between the Agreement and any of the Note, Guaranty, or Security Agreement the Note, Guaranty or Security Agreement shall control.

 If the foregoing correctly sets forth our agreement, please so indicate by executing the enclosed copy of this letter and return it to the undersigned.


 Compass Bank

 /s/ David S. Philips
 --------------------
 David S. Phillips
 Vice President


 Agreed to and accepted this 21st day of March, 2005.


 Best Circuit Boards, Inc.

 By: /s/ Brad Jacoby
 --------------------
 Name:  Brad Jacoby
 Title: President


 Guarantor:

 Brad Jacoby

 /s/ Brad Jacoby
 --------------------
 Brad Jacoby


 Attachment:
 Exhibit A: Financial Covenant Compliance / Borrowing Base Certificate Form